           Offer to Exchange Each Outstanding Share of Common Stock (Including the Associated Preferred Stock Purchase Rights)

                                      of

                            Comptek Research, Inc.

                                      for

                            Shares of Common Stock
          (Including the Associated Preferred Stock Purchase Rights)

                                      of

                         Northrop Grumman Corporation

            Based on the Exchange Ratio Described in the Prospectus

 THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIREAT 12:00 MIDNIGHT, NEW
             YORK CITY TIME, ON AUGUST 2, 2000 UNLESS EXTENDED.


                                                                   July 6, 2000

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

  This letter relates to the Offer by Northrop Grumman Corporation., a Delaware corporation ("Northrop Grumman"), through its wholly owned subsidiary, Yavapai Acquisition Corp., a Delaware corporation ("Yavapai"), to exchange shares of common stock of Northrop Grumman, par value $1.00 per share (together with the associated preferred stock purchase rights, each, a "Northrop Grumman Share" and, collectively, the "Northrop Grumman Shares") for each outstanding share of common stock, par value $0.02 per share (together with the associated preferred stock purchase rights, each, a "Comptek Share" and, collectively, the "Comptek Shares"), of Comptek Research, Inc., a New York corporation ("Comptek "), based on the exchange described in, and otherwise upon the terms and subject to the conditions set forth in, the Prospectus dated July 6, 2000 (the "Prospectus"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. The offer is being made in connection with the Agreement and Plan of Merger dated as of June 12, 2000 (the "Merger Agreement") among Northrop Grumman, Yavapai and Comptek. The Merger Agreement provides, among other things, that following the completion of the Offer and the satisfaction or waiver, if permissible, of all conditions set forth in the Merger Agreement and in accordance with the New York Business Corporation Law and the Delaware General Corporation Law, Yavapai will be merged with and into Comptek (the "Merger"), with Comptek surviving the Merger as a wholly owned subsidiary of Northrop Grumman.

  The Offer is subject to several conditions set forth in the Prospectus, which you should read in detail. See "The Offer--Conditions of the Offer" in the Prospectus.

  Northrop Grumman expressly reserves the right, subject to the terms of the Merger Agreement, to (i) extend, amend or modify the terms of the Offer in any manner and (ii) withdraw or terminate the Offer and not accept for exchange any Comptek Shares if any of the conditions to the Offer are not satisfied.

  We are asking you to contact your clients for whom you hold Comptek Shares registered in your name or in the name of your nominee(s). In addition, we ask you to contact your clients who, to your knowledge, hold Comptek Shares registered in their own names.

  Enclosed herewith are copies of the following documents for forwarding to your clients:

    1. The Prospectus, dated July 6, 2000;

    2. Comptek's Solicitation/Recommendation Statement on Schedule 14D-9;

    3. A Letter of Transmittal (together with accompanying Substitute Form W-
  9) to be used by holders of Comptek Shares in accepting the Offer and tendering Comptek Shares;

    4. A Notice of Guaranteed Delivery to be used to accept the Offer if certificates evidencing Comptek Shares are not immediately available, if time will not permit all required documents to reach the exchange agent on or prior to the expiration date or if the procedure for book-entry transfer (including a properly transmitted agent's message) cannot be completed on a timely basis;

    5. A letter which may be sent to your clients for whose account you hold Comptek Shares registered in your name or in the name of your nominee(s), with space provided for obtaining such client's instructions with regard to the Offer; and

    6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

  Northrop Grumman will not pay any fees or commissions to any broker or dealer or any other person (other than the fees of the exchange agent, information agent and dealer manager as described in the Prospectus) in connection with the solicitation of tenders of Comptek Shares pursuant to the Offer. Northrop Grumman will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. Northrop Grumman will pay or cause to be paid any stock transfer taxes with respect to the transfer and sale of Comptek Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

Your prompt action is requested. We urge you to contact your clients as promptly as possible in order to obtain their instructions. The offer and withdrawal rights will expire at 12:00 midnight, New York City time, on August 2, 2000, unless the offer is extended.

  In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, should be sent to the exchange agent, and certificates evidencing the tendered Comptek Shares should be delivered or such Comptek Shares should be tendered by book-entry transfer to the account maintained by the exchange agent at The Depository Trust Company, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

  If holders of Comptek Shares wish to tender Comptek Shares, but certificates evidencing such Comptek Shares are not immediately available, time will not permit all required documents to reach the exchange agent on or prior to the expiration date or if the procedure for book-entry transfer (including a properly transmitted agent's message) cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified under "The Offer--Procedure for Tendering" in the Prospectus.

  Any inquiries you may have with respect to the Offer may be directed to Georgeson Shareholder Communications Inc., the information agent, at (800) 223-2064 or at the address set forth on the cover of the Letter of Transmittal.

  Additional copies of the enclosed materials may be obtained from the dealer manager or the information agent, at their respective addresses and telephone numbers set forth on the back cover of the Prospectus.

                                          Very truly yours,

                                          Northrop Grumman Corporation


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Nothing contained herein or in the enclosed documents shall constitute you or any other person as an agent of Northrop Grumman, Comptek, the exchange agent, the information agent or the dealer manager, or any affiliate of any of the foregoing, or authorize you or any other person to give any information or use any document or make any statement on behalf of them in connection with the offer other than the enclosed documents and the statements contained therein.

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